Exhibit 4.14

PRIVILEGED AND CONFIDENTIAL

NOTE REPURCHASE AGREEMENT

by and between

DYNEGY HOLDINGS INC.

and

the Party Signatory Hereto

Dated as of December 11, 2009

THIS NOTE REPURCHASE AGREEMENT (this “Agreement”) is dated effective as of December 11, 2009, by and between Dynegy Holdings Inc., a Delaware corporation (the “Company”), and the parties signatory hereto (collectively, the “Holder”).

RECITALS

WHEREAS, as of the date hereof, the Holder owns and holds the principal amounts identified on Schedule I hereto of the Company’s 6.875% Senior Notes due 2011, CUSIP 26816LAD4 (the “2011 Notes”), and the Company’s 8.750% Senior Notes due 2012, CUSIP 26816LAG7 (the “2012 Notes” and, together with the 2011 Notes, the “Notes”);

WHEREAS, the Company desires to purchase, and the Holder desires to sell, the Notes on the terms set forth herein (the “Repurchase”); and

WHEREAS, the Company also desires to obtain the consent of the Holder prior to consummating the Repurchase, and the Holder is willing to grant such consent, to certain amendments to the indenture for each series of Notes as specified on Schedule II hereto (collectively, the “Amendments”).

AGREEMENT

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
CONSENT

Section 1.1             Consent. The Company hereby agrees to pay (i) a consent fee of $50.00 in cash per $1,000 principal amount of the 2011 Notes and (ii) a consent fee of $30.00 in cash per $1,000 principal amount of the 2012 Notes (collectively, the “Consent Fees”) and the Holder hereby consents to the Amendments in exchange for the Consent Fees. The Holder agrees to execute such forms as may be reasonably requested by the Company or the trustee for the Notes in order to evidence its consent to the Amendments.

Section 1.2             Payment. On the Business Day immediately preceding the Closing Date (as defined below), the Company will cause the Consent Fees to be credited to the DTC account of the Holder identified on Schedule I hereto. The Amendments will become operative immediately upon payment by the Company of the Consent Fees.

ARTICLE II
PURCHASE

Section 2.1             Repurchase. The Company agrees to purchase, and the Holder agrees to sell, the principal amounts of each series of Notes set forth on Schedule I hereto at the market price of such Notes on the date hereof (which for the 2011 Notes shall be equal to $1,000 per $1,000 principal amount, and for the 2012 Notes shall be equal to $1,020 per $1,000 principal amount), plus accrued interest to, but not including, December 31, 2009 (the “Purchase Price”).

Section 2.2             Procedures.

(a)           The closing of the Repurchase (the “Closing”) will be held on December 31, 2009 (the “Closing Date”). No later than 12:00 p.m., New York time, on the Closing Date, the Holder shall cause the nominee through which Holder holds its Notes to effect the transfer of the Notes in accordance with the procedures of the Depository Trust Company (“DTC”), into a book-entry account established by or on behalf of the Company, and to ensure that the Company’s agent for this purpose identified on Schedule I hereto for each such series of Notes (the “Company’s Agent”) receives an agent’s message from DTC confirming the book-entry transfer of the Notes. The delivery of the Notes by the Holder will be complete upon receipt by the Company’s Agent, no later than 12:00 p.m., New York time, on the Closing Date of an agent’s message, book-entry confirmation from DTC and any other required documents. The Company will then cause the Purchase Price to be credited to the DTC account of the Holder identified on Schedule I hereto against delivery of the Notes. For the avoidance of doubt, the Holder shall cease to own the Notes as of the crediting of the Purchase Price to the Holder’s DTC account identified on Schedule I hereto and the Company shall be entitled to instruct the appropriate parties to immediately thereafter cancel the Notes on the books and records of the Company.

(b)           At the Closing, the Holder and the Company shall execute and deliver to the other party a certificate stating that their respective representations and warranties set forth in Article III and Article IV, as applicable, are true and correct as of the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, the Holder, as of the date hereof (which representations and warranties shall also be true and correct as of the Closing Date), as follows:

Section 3.1             Existence and Power. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 3.2            Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by principles of equity and by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to, limiting or affecting creditors’ rights and remedies generally.

Section 3.3             No Consent. No material consent, approval, authorization or order of, or qualification with, any Person is required for the performance by the Company of its obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDER

The Holder represents and warrants to, and agrees with, the Company, as of the date hereof (which representations and warranties shall also be true and correct as of the Closing Date), as follows:

Section 4.1             Existence and Power. The Holder is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2            Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Holder, and this Agreement is a valid and binding obligation of the Holder, enforceable against it in accordance with its terms, except as enforcement may be limited by principles of equity and by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to, limiting or affecting creditors’ rights and remedies generally.

Section 4.3             No Consent. No material consent, approval, authorization or order of, or qualification with, any Person is required for the performance by the Holder of its obligations under this Agreement.

Section 4.4             No Brokers. The Holder has not employed any broker or finder in connection with the transactions contemplated by this Agreement and no broker or finder is entitled to payment of any commission or fee by the Holder in connection with the transactions contemplated by this Agreement.

Section 4.5             No Encumbrances. The Holder is the sole and exclusive holder and Beneficial Owner of the Notes free and clear of all liens, pledges, hypothecations, claims, restrictions or encumbrances of any kind, and no other Person has any interest whatsoever in the Notes. The Repurchase provided for herein will vest in the Company valid and absolute title to the Notes, free and clear of any and all encumbrances, liens, pledges, hypothecations, restrictions, claims, options, agreements and conditions of any kind.

Section 4.6             Tax Consequences. The Holder has had an opportunity to consult with its own tax advisor with respect to the federal, state and local tax consequences of the sale of the Notes to the Company and the other transactions contemplated or provided by this Agreement. Except as expressly set forth herein, the Holder is relying solely on such advisors and not on any statements or representations of the Company or its representatives regarding the tax aspects of such sale of the Notes and the other transactions contemplated or provided by this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1             Taxes. The Holder shall be responsible for and shall timely pay all Taxes imposed on the Holder as a result of the sale of the Notes and the other transactions contemplated or provided by this Agreement. On the date hereof (and at any other time or times prescribed by applicable law or as reasonably requested by the Company), the Holder shall deliver to the Company a properly completed and duly executed IRS Form W-9 (or successor form) or Form W-8BEN (or successor form), together with any other information necessary in order to establish an exemption from, or a reduced rate of, U.S. federal income tax withholding, and except to the extent that an exemption or reduction is properly established, all payments to be made by the Company hereunder shall be made net of deduction or withholding for or on account of Taxes as required by applicable law. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the parties hereto agree to treat, for U.S. federal income tax purposes, the Consent Fees as a fee in consideration for the consents.

Section 5.2             Certain Definitions. As used herein, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Beneficially Own” or “Beneficial Ownership” shall mean the following: A Person shall be deemed to “Beneficially Own” or have “Beneficial Ownership” of any securities of which such Person or any such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof or of which such Person or any of such Person’s Affiliates or associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

 “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Person” or “person” shall mean an individual, firm, corporation, association, partnership, trust, joint venture, business trust or unincorporated organization, or any Governmental Entity.

 “Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes, charges, levies or like assessments imposed by a Governmental Entity, together with all interest, penalties and additions to tax thereon.

Section 5.3             Survival. The representations and warranties of the parties contained in this Agreement, or in any instrument, certificate or other writing provided for in it, shall survive the Closing.

Section 5.4             Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or three Business Days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(i)	If to the Company:

Dynegy Holdings Inc.
1000 Louisiana, Suite 5800
Houston, Texas 77002
Attention: Treasury Department
Facsimile: (713) 767-5181

with a copy to (which shall not constitute notice):

Dynegy Holdings Inc.
1000 Louisiana, Suite 5800
Houston, Texas 77002
Attention: General Counsel
Facsimile: (713) 356-2185

(ii)	If to the Holders:

Franklin Income Fund
Franklin Income Securities Fund
Franklin Universal Trust
Franklin Income Fund, a sub-fund of Franklin
Templeton Investment Funds
JNL/Franklin Templeton Income Fund
ING Franklin Income Portfolio
John Hancock Trust – Income Trust
Met/Franklin Income Portfolio
EQ/Franklin Core Balanced Portfolio
c/o Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906
Attention: Edward D. Perks
Facsimile: 650-525-7238

with a copy to (which shall not constitute notice):

Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906
Attention: David P. Goss
Facsimile: 650-525-7059

Section 5.5             Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.6             Amendments and Waivers.

(a)           Any provision of this Agreement may only be amended or waived if such amendment or waiver is in writing and is duly executed and delivered by the Company and the Holder.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.7             Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.8             Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the non-assigning party hereto.

Section 5.9             Governing Law; Venue.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           The parties hereto agree that any suit, action or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with, this Agreement and the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York and each of the parties hereby consents to the jurisdiction of such court (and of the corresponding appellate courts) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of any such suit, action or proceeding in any of those courts or that any such suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(c)           THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 5.11           Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.12           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 5.13           Public Announcements.  Subject to each party’s disclosure obligations imposed by law, including any applicable disclosure requirements of the Securities and Exchange Commission, each of the parties hereto agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public.  Notwithstanding the foregoing, the Company may issue press releases announcing the entry into this Agreement and the consummation of the Repurchase, subject to the advance review of the Holder.

Section 5.14           Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

DYNEGY HOLDINGS INC.

By:	/s/ Carolyn J. Stone
Name:	Carolyn J. Stone
Title:	Senior Vice President and Treasurer

HOLDERS:

Franklin Income Fund, a series of Franklin
Custodian Funds
Franklin Income Securities Fund, a series of
Franklin Templeton Variable Insurance Products
Trust
Franklin Universal Trust

By:	/s/ David P. Goss
Name:	David P. Goss
Title:	Vice President

Franklin Income Fund, a sub-fund of Franklin
Templeton Investment Funds
JNL/Franklin Templeton Income Fund
ING Franklin Income Portfolio
John Hancock Trust – Income Trust
Met/Franklin Income Portfolio
EQ/Franklin Core Balanced Portfolio

By:	Franklin Advisers, Inc.

By:	/s/ Edward D. Perks
Name:	Edward D. Perks
Title:	Senior Vice President

SCHEDULE I
AMOUNTS HELD

Account Name	Series of Note	Principal Amount	Accrued Interest	DTC Account of the Holder	DTC1 Account of the Company
Franklin Income Fund, a series of Franklin Custodian Funds	6.875% Senior Notes due 2011 (CUSIP 26816LAD4)	$353,020,000	$17.187500 per $1,000 principal amount	901
	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$341,905,000	$33.055556 per $1,000 principal amount	901
Franklin Income Securities Fund, a series of Franklin Templeton Variable Insurance Products Trust	6.875% Senior Notes due 2011 (CUSIP 26816LAD4)	$53,000,000	$17.187500 per $1,000 principal amount	901
	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$50,985,000	$33.055556 per $1,000 principal amount	901
Franklin Universal Trust	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$2,000,000	$33.055556 per $1,000 principal amount	901
Franklin Income Fund, a sub-fund of Franklin Templeton Investment Funds	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$5,000,000	$33.055556 per $1,000 principal amount	902

____________________________
1 To be provided by the Company in writing at least three Business Days prior to the Closing Date.

JNL/Franklin Templeton Income Fund	6.875% Senior Notes due 2011 (CUSIP 26816LAD4)	$2,500,000	$17.187500 per $1,000 principal amount	902
	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$2,000,000	$33.055556 per $1,000 principal amount	902
ING Franklin Income Portfolio	6.875% Senior Notes due 2011 (CUSIP 26816LAD4)	$7,000,000	$17.187500 per $1,000 principal amount	901
	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$2,500,000	$33.055556 per $1,000 principal amount	901
John Hancock Trust – Income Trust	6.875% Senior Notes due 2011 (CUSIP 26816LAD4)	$3,500,000	$17.187500 per $1,000 principal amount	997
	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$400,000	$33.055556 per $1,000 principal amount	997
Met/Franklin Income Portfolio	6.875% Senior Notes due 2011 (CUSIP 26816LAD4)	$1,500,000	$17.187500 per $1,000 principal amount	997
EQ/Franklin Core Balanced Portfolio	8.750% Senior Notes due 2012 (CUSIP 26816LAG7)	$6,719,000	$33.055556 per $1,000 principal amount	902

Company’s agent for DTC settlement:   Wilmington Trust Company

2

SCHEDULE II
AMENDMENTS

Sections to be Amended	Result of Amendment
1.01 – Definitions	Deletion of the terms in the definition section that require deletion pursuant to the below amendments.
7.04 – Reports by the Company	Deletion of the section in its entirety.
8.01 – Company May Consolidate, Etc., Only on Certain Terms	Deletion of subsection (2) thereof in its entirety.
10.05 – Purchase of Securities by Company or Subsidiary	Deletion of the section in its entirety.
10.06 – Limitation on Liens	Deletion of the section in its entirety.